UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 21, 2015

BioCorRx Inc.
(Exact name of registrant as specified in its charter)

333-153381

(Commission File Number)

Nevada	26-0685980
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

601 N. Parkcenter Drive, Suite 103

Santa Ana, California 92705

(Address of principal executive offices)

(714) 462-4880

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Supply and Distribution Agreement with COR Medical Group

On October 21, 2015, BioCorRx Inc., entered into a five year Supply and Distribution agreement (the "KTHC Agreement") with Kalani Total Health Center ("KTHC"). The Company is involved in establishing certain addiction therapeutic and rehabilitation programs (the "Start Fresh Programs") consisting of a Naltrexone implant that is placed under the skin in the lower abdomen (the "Naltrexone Implant") coupled with life coaching/counseling sessions from specialized life coaches/counselors.

In accordance with the terms and provisions of the KTHC Agreement: (i) the Company has granted to KTHC, for the term of the KTHC Agreement, a right to distribute the Start Fresh Program, including purchase of the Naltrexone Implant, in the Territory, which is defined in the KTHC Agreement as the office of the KTHC; located at 2901 North Ventura Rd., Suite 220, Oxnard, CA 93036, (ii) the Company has agreed to the furnish KTHC at no additional cost, educational resources, research findings and educational materials, resources and information associated with effective uses of the Naltrexone Implant and the Start Fresh Program, and (iii) KTHC has agreed to pay to the Company a program access fee for each Start Fresh Program, which includes access to the Naltrexone Implant, which fee may be renegotiated following an 18 month period from the execution date.

The KTHC Agreement may be terminated (i) in the event of the bankruptcy or insolvency of either party, (ii) if either party is in material breach of or in non-compliance with any of the terms of the KTHC Agreement and such breach is not cured within thirty days of the date of notice, or (iii) upon mutual agreement of the parties. Either the Company or KTHC may elect to non-renew the KTHC Agreement by providing written notice to the other party at least sixty days prior to the date upon which the KTHC Agreement will expire.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished as part of this Form 8-K:

Exhibit 10.1	Supply and Distribution Agreement, by and between the Company and Kalani Total Health Center, dated October 21, 2015*

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*	A portion of the Exhibits have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCORRX INC.

Date: October 26, 2015	By:	/s/ Lourdes Felix
Lourdes Felix Chief Financial Officer and Director